Exhibit 10.1

SONIC INNOVATIONS, INC.

MANAGEMENT CONTINUITY AGREEMENT

(Amended May 12, 2006)

This Management Continuity Agreement (this “Agreement”) is made and entered into effective as of DATE (the “Effective Date”), by and between NAME (“Employee”) and Sonic Innovations, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue Employee’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. In order to provide Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment in connection with a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by Employee in connection with Employee’s responsibilities as an employee and intended to result in personal enrichment of Employee or Employee’s associates at the expense of the Company or its stockholders, (ii) committing an act of fraud against the Company, (iii) conviction of, or plea of nolo contendere to, a felony by Employee, (iv) continued violations of Employee’s employment-related obligations which are willful and deliberate after there has been delivered to Employee a written demand from the Board regarding such activities or (v) willful refusal to carry out legally permissible instructions from the Board after Employee has been given written notice of a failure to carry out such instructions and a reasonable opportunity to correct the situation.

(b) Change of Control. “Change of Control” shall mean (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any “person” becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a change in the composition of the Board occurring within a two (2)-year period, such that a majority of the then-current Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

(c) Disability. “Disability” shall mean Employee’s inability to substantially perform Employee’s essential job functions as the result of a physical or mental disability as determined by a qualified physician or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period.

(d) Involuntary Termination. “Involuntary Termination” shall mean any of the following without Employee’s written consent: (i) any material diminution or material adverse change in Employee’s position with the Company, duties, responsibilities or the positions that report directly to Employee, unless Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the combined entity) shall not constitute an “Involuntary Termination”; (ii) a reduction by the Company in Employee’s base salary in effect immediately prior to such reduction, (iii) a material reduction in the aggregate program of employee benefits and perquisites to which Employee is entitled immediately prior to such reduction, (iv) the conviction of, or plea of nolo contendere to, a felony by the Company, except where Employee has knowingly participated in such felony, (v) the failure of the Company to maintain an effective Directors and Officers indemnification insurance policy that includes Employee under its coverage (after an opportunity to cure such failure, if such cure will fully repair any breach), (vi) a change in the primary location of the Employee’s work of more than 35 miles, or (vii) continued violations of the Company’s employment-related obligations to Employee which are willful and deliberate after there has been delivered to the Board a written demand from Employee regarding such activities. An Involuntary Termination will also include (A) any purported termination of Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid, or (B) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 6 below.

(e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than (a) as provided by this Agreement (b) under the terms of any employment agreement between Employee and the Company in force on the date of this Agreement (but only if that employment agreement is in force at the date of the termination) or (c) as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Severance Benefits.

(a) Termination Following A Change of Control. If Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time beginning twenty (20) days before and ending twelve (12) months after a Change of Control, then, subject to Employee executing and not revoking a standard form of mutual release of claims with the Company, Employee shall be entitled to the following severance benefits:

(i) Twelve (12) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable either (A) in a lump sum at present value (based on the prime rate then published by the Wall Street Journal) within thirty (30) days of the Involuntary Termination or (B) according to normal payroll procedures over such 12-month period, in the Company’s sole discretion;

(ii) Employee’s annual target bonus (i.e., base salary times target bonus percentage) in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

(iii) all stock options granted by the Company to Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of the shares;

(iv) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for Employee, and, if applicable, Employee’s dependents, on the day immediately preceding the day of Employee’s termination of employment; provided, however, that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with health coverage until the earlier of (x) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, (y) twelve (12) months from the termination date or (z) until Employee obtains substantially similar coverage under another employer’s group insurance plan.

(b) Termination Apart from a Change of Control. If Employee’s employment with the Company terminates other than as a result of an Involuntary Termination within the twelve (12) months following a Change of Control, then Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by a tax advisor selected by the Company and reasonably acceptable to Employee (“Tax Advisor”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, Tax Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to Tax Advisor such information and documents as Tax Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs of hiring Tax Advisor in connection with any calculations contemplated by this Section.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. Notices may also be delivered by facsimile or electronic mail if evidence of receipt is given by the recipient and shall be effective when so received.

(b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.

8. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Salt Lake City, Utah, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply Utah law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in Utah for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE OF ANY JURISDICTION, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE FAIR CREDIT REPORTING ACT, EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE FAMILY AND MEDICAL LEAVE ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE UTAH ANTI-DISCRIMINATION ACT (AND ALL UTAH LABOR RULES AND REGULATIONS), THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE.

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Utah.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	SONIC INNOVATIONS, INC.

By:
	Title:	President and CEO

EMPLOYEE:

Signature

Printed Name